UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

(Date of Report (date of earliest event reported)): October 1, 2004

MidCarolina Financial Corporation

(Exact name of registrant specified in its charter)

North Carolina	000-49848	56-2006811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 South Church Street, Burlington, North Carolina	27215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (336) 538-1600

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In 2002 MidCarolina Bank, the principal subsidiary of MidCarolina Financial Corporation, entered into deferred compensation agreements with ten officers, promising lifetime benefits in retirement based on the investment performance of specified insurance assets. The deferred compensation arrangements were replaced on October 1, 2004 by Salary Continuation Agreements entered into with those same officers and with two other officers who joined the bank after 2002. The officers who are parties to Salary Continuation Agreements include Mr. Randolph J. Cary, Jr. (President and Chief Executive Officer), Mr. Christopher B. Redcay (Senior Vice President and Chief Financial Officer), Mr. Charles T. Canaday (Executive Vice President and Chief Operating Officer), and Mr. R. Craig Patterson (Senior Vice President).

The Salary Continuation Agreements promise a fixed benefit for each executive’s lifetime in retirement after age 65, or after age 62 in the case of Mr. Cary only. Under the Salary Continuation Agreements, the annual normal retirement benefit of Mr. Cary is $120,000, and $70,000 for each of Messrs. Canaday and Redcay, and $48,000 for Mr. Patterson. The agreements promise a lesser benefit in the case of early termination before the normal retirement age, and in the case of termination because of disability occurring at any age, but in both cases benefits do not become payable until the officer finally reaches the normal retirement age. The early termination benefit of nine of the officers is subject to a vesting schedule, vesting in equal annual increments over ten years beginning with the date of the officer’s employment with MidCarolina Bank. The early termination benefits of Messrs. Cary, Canaday, and Redcay are not subject to a vesting condition. The officers’ contractual entitlements under the Salary Continuation Agreements are contractual liabilities of MidCarolina Bank and are not funded.

Benefits are payable on an accelerated basis and in a single lump sum if (1) a change in control of MidCarolina Financial Corporation occurs and (2) the executive’s employment is involuntarily terminated without cause within 12 months after the change in control or the executive voluntarily terminates employment with good reason within 12 months after the change in control. For each of Messrs. Canaday, Cary, and Redcay the accelerated Salary Continuation Agreement benefit payable to them for employment termination within 12 months after a change in control is the liability balance projected to be accrued by MidCarolina Bank by the time he attains his normal retirement age, in other words the present value of the promised retirement benefit. That amount is payable in a single lump sum within three days after termination of employment. For all other officers, the accelerated benefit payable for employment termination within 12 months after a change in control is the accrual balance accumulated by the bank when termination of employment occurs, without regard to vesting. The Salary Continuation Agreements of Messrs. Canaday, Cary, and Redcay only also promise a tax gross-up benefit if the aggregate benefits payable to them after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. The additional tax gross-up benefit payable to Messrs. Canaday, Cary, and Redcay would compensate them for excise taxes imposed, as well as for taxes imposed on the gross-up benefit itself, but it would not be a deductible payment.

The Salary Continuation Agreements provide for reimbursement of officers’ legal fees if the agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Cary, $250,000 for Messrs. Canaday and Redcay, and $50,000 for each of the other officers. Lastly, the Salary Continuation Agreements of Mr. Canaday and one other officer includes a covenant on the executive’s part that he will not compete with MidCarolina Bank for two years after termination of employment, but in Mr. Canaday’s case the covenant not to compete will not apply if termination of employment occurs within 12 months after a change in control.

MidCarolina Bank owns insurance policies on the lives of officers who are parties to the Salary Continuation Agreements. Under Split Dollar Agreements accompanying the Salary Continuation Agreements, when the executive dies his or her beneficiary will be entitled to an amount equal to the sum of (a) the accrual balance maintained to account for the bank’s liability under the Salary Continuation Agreements, plus (b) 100% of the net death proceeds under the life insurance policies, or 80% of net death proceeds in the case of officers other than Messrs. Canaday, Cary, and Redcay. The net death proceeds are the total policy proceeds payable at the executive’s death less the cash surrender value of the policies. MidCarolina Bank will be entitled to all insurance policy death benefits remaining after payment to the executive’s beneficiary.

Finally, the Split Dollar Agreements of Messrs. Canaday, Cary, and Redcay only also provide that if the bank cancels the insurance policies on these officers’ lives, the bank must pay directly to the officers’ beneficiaries an amount equal to the death benefit that would have been paid under the insurance policies. The bank would also be required to pay an income tax gross-up benefit, compensating for the fact that death benefits paid by an employer are subject to federal income taxation whereas insurance death benefits are not.

Benefits under the Salary Continuation Agreements and the Split Dollar Agreements are not payable if the officer’s employment is terminated for cause, if the officer is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act to MidCarolina Bank.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidCarolina Financial Corporation

Date: November 18, 2004	/s/ Randolph J. Cary, Jr.
Randolph J. Cary, Jr.
President and Chief Executive Officer